SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report: October 18, 2002

Date of earliest event reported: October 4, 2002

MAINE PUBLIC SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Maine

(State or other jurisdiction of

incorporation or organization)

1-3429

(Commission File No.)

01-0113635

(I.R.S. Employer Identification No.)

209 State Street, Presque Isle, Maine 04769

(Address of principal executive offices) (Zip code)

Registrant's telephone number: 207-768-5811

Maine Public Service Company

Item 5. Other Events.

On October 4, 2002, the Company's Board of Directors authorized the Company to reorganize the Company into a holding company structure. The intended result would be that the Company itself would become a wholly owned subsidiary of a new holding company, which would also be the parent company of the two entities that are now subsidiaries of the Company -- Energy Atlantic, LLC and Maine and New Brunswick Electrical Power Company, Ltd.. To achieve this corporate structure, stock in the Company will be exchanged for stock in the new holding company, either through a "reverse triangular merger" or a simple share exchange. The reorganization will not go forward without an opinion of counsel that the transaction does not cause federal income tax liability to Company shareholders whose stock is exchanged in the reorganization. The Company will be undertaking the reorganization in order to maintain its focus on its core regulated business while at the same time positioning the Company for more diversified growth into unregulated business markets.

The reorganization will require the approval of the Maine Public Utilities Commission (the "MPUC"), the U.S. Securities and Exchange Commission under the Public Utilities Holding Company Act, and from the Federal Energy Regulatory Commission under the Federal Power Act. Among the first steps authorized by the Board were the filing of a petition for MPUC approval and the preparation and filing of documents necessary for other state and federal regulatory approvals. Certain other regulatory and non-regulatory consents must also be obtained, and will be sought, in connection with the Company's outstanding indebtedness.

Item 7. Financial Statements and Exhibits.

(c) Exhibits - None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE PUBLIC SERVICE COMPANY

Date: October 18, 2002

By: /s/ Larry E. LaPlante

Larry E. LaPlante, Vice President,

Treasurer and Chief Financial Officer